Exhibit 23.6

Consent of DeGolyer and MacNaughton

We consent to the reference to DeGolyer and MacNaughton under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus Supplement of CNOOC Limited for the registration of debt securities and guarantees, and to the incorporation by reference therein of our report dated January 23, 2018, concerning our opinion on the proved reserves as of December 31, 2017, included in CNOOC Limited’s Annual Report on Form 20-F for the year ended December 31, 2017, to be filed with the Securities and Exchange Commission.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716

Dallas, Texas

April 9, 2018